UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2005

DOTRONIX, INC.
(Exact name of registrant as specified in its charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

0-9996	41-1387074
(Commission File Number)	(IRS Employer Identification No.)

160 First Street S.E.
New Brighton, Minnesota 55112-7894
(Address of Principal Executive Offices)(Zip Code)

(651) 633-1742
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On June 14, 2005, Dotronix, Inc. (the “Company”) completed the sale of 1,100,000 shares of common stock at a price of $0.15 per share, or a total of $165,000, to a group of four investors. Based on written representations received from each of the investors, the Company believes each of them to be an “accredited investor” as that term is defined in Rule 501 of Regulation D adopted under the Securities Act of 1933. The shares were offered and sold in reliance on the exemptions set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D. Aegis Investments, Inc., a member firm of the national Association of Securities Dealers, Inc. acted as placement agent for the limited offering and earned a commission equal to 10 percent of the total dollar amount of the shares sold. The Company granted to the purchasers of the common stock certain “piggy-back” registration rights to include the shares in future registration statements filed by the Company under the Securities Act of 1933.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Mr. Craig S. Laughlin was appointed to the Board of Directors of the Company on June 9, 2005. Mr. Laughlin will be entitled to receive stock options and other benefits provided to all directors for their service. In addition, Mr. Laughlin will receive cash payments totaling $15,000 in June and July 2005. In the event Mr. Laughlin should bring to the Company a business transaction or financing, the Company agreed to compensate him through payment of a fee equal to approximately five percent of the transaction value or financing amount. In a separate transaction, Mr. Laughlin will purchase from the William Sadler Estate, a principal stockholder, 100,000 shares of the Company’s common stock for $5,000. Mr. Laughlin has not been appointed to serve on any committee of the Board and no such appointment is contemplated at this time. There are no transactions during the last two years, or proposed transactions, to which the Company was a party, in which the new director has or had a direct or indirect material interest.

Mr. Laughlin is the founder and President of SRC Funding, Inc., which has provided for the past five years corporate and business consulting services to early stage companies. From June 2001, to the present, he has served as chairman and secretary of Merlin Marketing International, Inc., a privately held Nevada corporation engaged in the business of distributing sound system components. He has served for the past five years and continues to serve as a director of Gold Standard Medical, Inc., a company that holds certain patent rights to a blood gas monitoring device, but has suspended further research and development of the technology pending reorganization of the company and obtaining additional capital. Since October 2002, Mr. Laughlin has been a director and Vice President of SimplaGene USA, Inc., a publicly held Nevada corporation formed to market hepatitis B virus genetic data gathered by Ningbo SimplaGene Institute, a Chinese research institute, to pharmaceutical firms and research organizations. From December 1999 through August 2002, Mr. Laughlin served as an officer and director of Shallbetter Industries, Inc., a publicly held shell corporation seeking a business acquisition. In August 2002, Mr. Laughlin sold the majority of his controlling interest in the company and resigned as an officer and director. Mr. Laughlin served from March 1999 to March 2001 as an officer and director of Future Technologies, Inc., a publicly held shell corporation seeking a business acquisition. In February 2001, Future Technologies issued

12,873,944 shares of restricted common stock to the shareholders of SE Global Equities, Inc., a Cayman Islands corporation (“SEG”) and majority owned subsidiary of Capital Alliance Group, Inc., of Vancouver, Canada, in exchange for all of the capital shares of SEG held by its shareholders. SEG operates an Internet financial center for exploring worldwide investments through a global alliance network of brokers and information providers. On January 7, 2005, SEG announced that it had entered into an agreement to acquire certain assets of Sun Media Investment Limited, an investment group focusing on growth opportunities in media markets in Asia, particularly Greater China. Sun Media Investment Holdings has direct interests in 11 media companies, through which it holds shares in more than 30 media operations, controlling no less than 60 media brands in 9 countries and 15 cities.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 15, 2005	Dotronix, Inc.

By:	/s/ Robert V. Kling
Robert V. Kling Chief Financial Officer